EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Heartland Financial USA, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333‑81374 and 333‑212764 on Forms S‑3; Nos. 333‑181481 and 333‑211507 on Forms S‑8; and Nos. 333‑216919, 333‑215047, and 333‑222169 on Forms S‑4) of Heartland Financial USA, Inc. of our reports dated February 27, 2019, with respect to the consolidated balance sheets of Heartland Financial USA, Inc. and subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three‑year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Heartland Financial USA, Inc.
Our report dated February 27, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, contained an explanatory paragraph that states the Company acquired First Bank Lubbock Bancshares, Inc. and it’s wholly owned subsidiary First Bank & Trust on May 18, 2018, and management has excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, First Bank & Trust’s internal control over financial reporting associated with total assets of $1.11 billion and total revenues of $47.6 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of First Bank & Trust.
/s/ KPMG LLP
Des Moines, Iowa
February 27, 2019